Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE FIRST QUARTER FISCAL 2020

~ Consolidated Net Sales Increased 8.2% to $6.29 Billion ~
~ Diluted Earnings per Share of $1.04 ~
~ Enterprise Same-Store Sales Increased 7.0% ~
~ Same-Store Sales by Segment: Family Dollar +15.5%, Dollar Tree -0.9% ~

CHESAPEAKE, Va. - May 28, 2020 - Dollar Tree, Inc. (NASDAQ: DLTR), today reported financial results for its first quarter ended May 2, 2020.
“I am extremely proud of the team’s extraordinary efforts to serve customers through what has been an incredibly tumultuous time,” stated Gary Philbin, Chief Executive Officer. “After a relatively normal first month in the quarter, our stores experienced an unprecedented spike in demand for certain products in March. The teams quickly rose to the challenge to make our stores safer for associates and customers by following CDC guidelines, along with enhanced cleaning protocols. We were focused and dedicated to delivering essentials to customers when they needed us most.”
Mike Witynski, Enterprise President, added, “Family Dollar delivered strong same-store sales with a 15.5% increase and a 230 basis point improvement in operating margin. Dollar Tree same-store sales decreased by 90 basis points, as the seasonal and discretionary business was materially impacted by lower Easter holiday sales. The most negatively impacted categories - party, candy, and Easter - affected Dollar Tree’s overall comp for the quarter by approximately 490 basis points.”
First Quarter Results
Consolidated net sales increased 8.2% to $6.29 billion from $5.81 billion in the prior year’s first quarter. Enterprise same-store sales increased 7.0%. Same-store sales for Family Dollar increased 15.5%. Dollar Tree same-store sales decreased 0.9%.
Gross profit increased 3.9% to $1.79 billion in the quarter compared to the prior year’s first quarter. As a percentage of net sales, gross margin was 28.5% compared to a gross margin of 29.7% in the prior year. The decrease in gross margin was driven by merchandise mix, incremental tariffs of $23 million, markdowns related to Easter merchandise, and higher distribution center payroll costs, partially offset by leverage on occupancy costs from stronger same-store sales.
Selling, general and administrative expenses were 22.7% of net sales compared to 23.1% of net sales in the prior year's first quarter. The improvement was driven primarily by leverage on operating and corporate expenses, occupancy costs, and advertising, partially offset by higher payroll costs related to frontline associate wage premiums and field management sales bonuses.
Operating income for the quarter was $365.9 million compared with $385.5 million in the same period last year and operating income margin was 5.8% in the current quarter compared to 6.6% in last year’s quarter. The first quarter of 2020 included incremental operating costs of $73.2 million, or $0.23 per diluted share, for COVID-19 related expenses, which included wage premiums paid to hourly store and distribution center associates, and safety and sanitization supplies. These incremental costs by segment were $42.2 million for Dollar Tree, $30.4 million for Family Dollar and $0.6 million for Corporate and Support.
Net income was $247.6 million in the first quarter and diluted earnings per share for the quarter were $1.04 compared to $1.12 per share in the prior year’s quarter.

The Company opened 99 new stores, expanded or relocated 21 stores, and closed 14 stores. Additionally, the Company completed 220 renovations to the Family Dollar H2 format. Retail selling square footage at quarter end was approximately 122.1 million square feet.
COVID-19 Update
As an essential business, the Company is committed to keeping each of its more than 15,300 Dollar Tree and Family Dollar stores open to serve the critical product needs of customers in a convenient store format at prices they can afford.

Store teams are working to provide a clean and safe environment for associates and customers; detailed below are a number of the actions taken in the Company’s stores, distribution centers and the store support center to help protect the safety of associates and customers:

•	Employing enhanced cleaning protocols as recommended by the Centers for Disease Control and Prevention (CDC);

•	Encouraging proper social distancing measures;

•	Modifying store hours to provide adequate time for associates to clean and restock shelves;

•	Dedicating the stores’ daily first operational hour to at-risk customers;

•	Providing personal protective equipment (PPE);

•	Implementing associate health screening procedures;

•	Installing plexiglass guards at cash registers; and,

•	Accommodating contactless payment options at checkout.

Update on Company Outlook, Initiatives and Liquidity
Due to uncertainty related to the COVID-19 pandemic, the Company withdrew its first quarter and fiscal 2020 guidance in its March 31, 2020, Business Update. Given the expectation of continued volatility and uncertainty, the Company is not issuing updated guidance at this time. The continuing uncertainties include, but are not limited to the:

•	Evolution of macroeconomic factors, including the escalation in unemployment rates;

•	Variability of vendor supply chains being able to meet product demand on a timely basis;

•	Volatility in consumer demand related to the crisis;

•	Value and timing of government stimulus;

•	Duration, degree, and geographic breadth of varying shelter-in-place mandates;

•	Uncertainties related to the economic environment through the remainder of the fiscal year; and,

•	Incremental costs related to managing the business through this unprecedented, challenging time.

Additionally, as announced in its March Business Update, the Company had suspended its Family Dollar H2 renovation and its Dollar Tree Snack Zone installation initiatives in an effort to minimize travel and further protect its associates. Both of these initiatives are in the process of resuming in select, lower-risk markets. The Company now expects to complete approximately 750 Family Dollar H2 renovations in fiscal year 2020 compared to its original expectation of 1,250. The Company’s target for annual Dollar Tree Snack Zone installations is unchanged, although the timing of completion will shift related to the suspension. The Company now expects to open 500 new stores in fiscal 2020 (consisting of 325 Dollar Tree and 175 Family Dollar), compared to its original plan of 550 new stores (consisting of 350 Dollar Tree and 200 Family Dollar). The timing for completion of new store openings is also expected to be deferred.
Capital expenditures for fiscal 2020 are now expected to be approximately $1.0 billion as compared to our original expected expenditures of $1.2 billion.
The Company ended the quarter with $1.76 billion in cash on its balance sheet, including $750 million drawn on the Company’s revolving line of credit.
As stated in its March Business Update, the Company has temporarily suspended share repurchases. The current share repurchase authorization has $800 million remaining.

“Following a volatile sales environment in the first quarter, I am extremely pleased with the momentum we are seeing in our business early in the second quarter. At Family Dollar, we are seeing continued sales strength with improvements in our discretionary categories. For Dollar Tree, we have seen a rebound on the discretionary side of the business following the Easter holiday, especially in crafts, graduation, stationery, Mother’s Day seasonal and balloons,” Philbin added. “We have a resilient business model that has been demonstrated to work in varying economic climates. With more than 38 million Americans filing unemployment claims in the past nine weeks, we believe that Dollar Tree and Family Dollar are part of the solution to help millions of families stretch their budgets to help make ends meet. Our focus is on meeting customer needs, while growing and improving our business to deliver long-term value to shareholders.”
Conference Call Information
On Thursday, May 28, 2020, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-458-4148. A recorded version of the call will be available until midnight Thursday, June 4, 2020, and may be accessed by dialing 888-203-1112. The access code is 5913795. A webcast of the call is accessible through Dollar Tree's website and will remain online through Thursday, June 4, 2020.
Dollar Tree, a Fortune 200 Company, operated 15,370 stores across 48 states and five Canadian provinces as of May 2, 2020. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”,” and similar expressions. For example, our forward-looking statements include statements regarding the continuing uncertainties and potential impact of the COVID-19 coronavirus on our business and financial results for the second quarter 2020 and fiscal year 2020; our expectations regarding new store openings and capital expenditures for fiscal 2020; our plans and expectations concerning Family Dollar H2 renovations and the number and timing of Snack Zone installations in fiscal 2020; share repurchase plans; sales trends; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2020, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended
	May 2, 2020	May 4, 2019

Net sales	$6,286.8	$5,808.7

Cost of sales	4,491.9	4,081.5

Gross profit	1,794.9	1,727.2
	28.5%	29.7%

Selling, general and administrative expenses	1,429.0	1,341.7
	22.7%	23.1%

Operating income	365.9	385.5
	5.8%	6.6%

Interest expense, net	40.2	41.4
Other expense, net	0.5	0.2

Income before income taxes	325.2	343.9
	5.2%	5.9%

Provision for income taxes	77.6	76.0
Income tax rate	23.9%	22.1%

Net income	$247.6	$267.9
	3.9%	4.6%

Net earnings per share:
Basic	$1.05	$1.13
Weighted average number of shares	236.9	238.0

Diluted	$1.04	$1.12
Weighted average number of shares	237.4	239.1

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expenses outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual, non-recurring expenses. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-02, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which included the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company closed in 2019. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

Reconciliation of Adjusted Net Income:	13 Weeks Ended
	May 2, 2020	May 4, 2019
Net income (GAAP)	$247.6	$267.9
Accelerated rent expense	—	6.7
Provision for income taxes on adjustment	—	(1.5)
Adjusted Net income (Non-GAAP)	$247.6	$273.1

Reconciliation of Adjusted EPS:	13 Weeks Ended
	May 2, 2020	May 4, 2019
Diluted earnings per share (GAAP)	$1.04	$1.12
Adjustment, net of tax	—	0.02
Adjusted EPS (Non-GAAP)	$1.04	$1.14

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended
	May 2, 2020		May 4, 2019
Net sales:
Dollar Tree	$3,077.5		$2,959.3
Family Dollar	3,209.3		2,849.4
Total net sales	$6,286.8		$5,808.7

Gross profit:
Dollar Tree	$980.7	31.9%	$1,021.2	34.5%
Family Dollar	814.2	25.4%	706.0	24.8%
Total gross profit	$1,794.9	28.5%	$1,727.2	29.7%

Operating income (loss):
Dollar Tree	$282.0	9.2%	$394.2	13.3%
Family Dollar	175.5	5.5%	91.9	3.2%
Corporate and support	(91.6)	(1.5%)	(100.6)	(1.7%)
Total operating income	$365.9	5.8%	$385.5	6.6%

	13 Weeks Ended
	May 2, 2020			May 4, 2019
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,505	7,783	15,288	7,001	8,236	15,237
New stores	67	32	99	65	26	91
Re-bannered stores (a)	(3)	—	(3)	45	(84)	(39)
Closings	(7)	(7)	(14)	(9)	(16)	(25)
Ending	7,562	7,808	15,370	7,102	8,162	15,264
Selling Square Footage (in millions)	65.2	56.9	122.1	61.2	59.2	120.4
Growth Rate (Square Footage)	6.5%	(3.9%)	1.4%	5.7%	(0.8%)	2.4%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	May 2,	February 1,	May 4,
	2020	2020	2019

Cash and cash equivalents	$1,755.1	$539.2	$725.8
Merchandise inventories	3,198.5	3,522.0	3,325.5
Other current assets	211.8	208.2	194.8
Total current assets	5,165.4	4,269.4	4,246.1

Property, plant and equipment, net	3,964.8	3,881.8	3,525.0
Restricted cash	46.9	46.8	24.7
Operating lease right-of-use assets	6,147.0	6,225.0	6,111.0
Goodwill	1,981.4	1,983.3	2,295.9
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	23.3	24.4	—
Other assets	43.0	43.9	51.6

Total assets	$20,471.8	$19,574.6	$19,354.3

Current portion of long-term debt	$1,050.0	$250.0	$750.0
Current portion of operating lease liabilities	1,265.0	1,279.3	1,215.9
Accounts payable	1,336.9	1,336.5	1,186.5
Income taxes payable	84.2	62.7	125.2
Other current liabilities	768.1	618.0	701.7
Total current liabilities	4,504.2	3,546.5	3,979.3

Long-term debt, net, excluding current portion	3,223.3	3,522.2	3,516.9
Operating lease liabilities, long-term	4,885.2	4,979.5	4,849.5
Deferred income taxes, net	1,037.7	984.7	954.2
Income taxes payable, long-term	30.2	28.9	35.8
Other liabilities	270.6	258.0	262.7

Total liabilities	13,951.2	13,319.8	13,598.4

Shareholders' equity	6,520.6	6,254.8	5,755.9

Total liabilities and shareholders' equity	$20,471.8	$19,574.6	$19,354.3

The February 1, 2020 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	13 Weeks Ended
	May 2,	May 4,
	2020	2019

Cash flows from operating activities:
Net income	$247.6	$267.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165.5	151.2
Provision for deferred income taxes	52.7	3.0
Stock-based compensation expense	32.6	30.5
Amortization of debt discount and debt-issuance costs	1.1	1.6
Other non-cash adjustments to net income	2.0	2.9
Changes in operating assets and liabilities	457.5	157.0
Total adjustments	711.4	346.2
Net cash provided by operating activities	959.0	614.1

Cash flows from investing activities:
Capital expenditures	(235.8)	(209.2)
Proceeds from governmental grant	—	16.5
Proceeds from (payments for) fixed asset disposition	(0.1)	0.3
Net cash used in investing activities	(235.9)	(192.4)

Cash flows from financing activities:
Principal payments for long-term debt	(250.0)	—
Proceeds from revolving credit facility	750.0	—
Proceeds from stock issued pursuant to stock-based compensation plans	9.7	5.8
Cash paid for taxes on exercises/vesting of stock-based compensation	(16.1)	(23.3)
Payments for repurchase of stock	—	(100.0)
Net cash provided by (used in) financing activities	493.6	(117.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.7)	(0.4)
Net increase in cash, cash equivalents and restricted cash	1,216.0	303.8
Cash, cash equivalents and restricted cash at beginning of period	586.0	446.7
Cash, cash equivalents and restricted cash at end of period	$1,802.0	$750.5